For Immediate Release
Contact:  Lynda Nordeen
          Honeywell Inc.
          Honeywell Plaza
          Minneapolis, MN
          (612) 951-0070



                U.S. COURT OF APPEALS ORDERS NEW TRIAL ON DAMAGES
                              IN LITTON PATENT CASE

                               Case Far From Over


     MINNEAPOLIS, JULY 8, 1996 _ Honeywell Inc. today said that it was surprised and disappointed that the U.S. Court of Appeals for the Federal Circuit reversed a U.S. District Court decision to invalidate a patent held by Litton Systems Inc. The split decision by the three-judge panel involves a patent for a process to coat mirrors used in ring laser gyroscopes. The appeals court was unanimous in upholding the District Court's grant of a new trial on damages, thus setting aside an Aug. 31, 1993, jury verdict of $1.2 billion against Honeywell.
     Honeywell said it will pursue all appellate remedies, including the Federal Circuit and, if necessary, the Supreme Court. `The decision represents another step in the long-standing dispute between Litton and Honeywell,' said Edward D. Grayson, Honeywell vice president and general counsel. `This case will conclude only when all legal avenues have been exhausted.
     `While we are very disappointed that the Court found any infringement on Honeywell's part, we are gratified that Litton's attempt to reinstate the jury's damages verdict failed,' said Grayson.
     `We believe that Litton's patent is not valid, and will continue to vigorously defend our position both on appeal and, if necessary, in a new trial on damages,' said Grayson.
     The ring laser gyroscope is a device used for aircraft navigation. Honeywell developed the RLG in the 1960s and is a leader in the inertial guidance systems market.
     The lawsuit, which was filed by Litton in March 1990, alleged patent infringement and tort claims and also alleged that Honeywell attempted to monopolize the market with regard to ring laser gyroscopes.
     Honeywell is a global controls company focused on creating value through control technology that enhances comfort, improves productivity, saves energy, protects the environment and increases safety. The company serves customers worldwide in the homes and buildings, industrial, and aviation and space markets. Honeywell employs 53,000 people in 95 countries and had 1995 sales of $6.7 billion.